EXHIBIT 10(a)

CORPORATE INTEGRITY AGREEMENT

between the
Office of Inspector General
of the
Department of Health and Human Services
and
Tenet Healthcare Corporation

I.              INTRODUCTION AND RELEASE

Tenet Healthcare Corporation, together with its subsidiaries, affiliates, hospitals, and other health care facilities, hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements).  For the purposes of this CIA, “Tenet” shall mean the following:  (1) Tenet Healthcare Corporation and its wholly-owned subsidiaries and affiliates; (2) any other corporation, limited liability company, partnership, or any other legal entity or organization in which Tenet Healthcare Corporation or a wholly-owned subsidiary or affiliate owns a direct or indirect equity interest of 50% or more; and (3) any hospital or other health care facility in which Tenet Healthcare Corporation or a wholly-owned subsidiary or affiliate either manages or controls the day-to-day operations of the facility.

Tenet and the United States entered into a Settlement Agreement dated June 28, 2006 (Settlement Agreement) in which certain Tenet Entities, as defined in the Settlement Agreement, agreed to pay the United States $900 million, plus applicable interest, in exchange for a release from liability under the False Claims Act, and other civil and administrative authorities, for specified conduct detailed in Paragraph E of the Settlement Agreement (hereinafter referred to as the “Covered Conduct”).  In the Settlement Agreement, the United States alleged that it had certain administrative claims against the Tenet Entities for the Covered Conduct and OIG expressly reserved all rights to institute, direct, or to maintain any administrative action seeking exclusion against the Tenet Entities, and/or its officers, directors, and employees from Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7(a) (mandatory exclusion), or 42 U.S.C. § 1320a-7(b) (permissive exclusion).

In consideration of the obligations of Tenet set forth in the Settlement Agreement and this CIA, conditioned upon the Tenet Entities’ full payment of the Settlement Amount under Paragraph III.1 of the Settlement Agreement, and subject to Paragraph III.18 of the Settlement Agreement (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of the Settlement Agreement or any payment under the Settlement Agreement), OIG agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against the Tenet Entities under 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph III.11 of the Settlement Agreement and as reserved in this Section.  OIG expressly reserves all rights to comply with any statutory obligations to exclude the Tenet

Entities, and/or its officers, directors, and employees from Medicare, Medicaid, or other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.  Nothing in this Section precludes OIG from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph III.11 of the Settlement Agreement.

II.            TERM AND SCOPE OF THE CIA

A.            The period of the compliance obligations assumed by Tenet under this CIA shall be five years from the effective date of this CIA, unless otherwise specified.  The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date).  Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B.            Sections VII, VIII, IX, X, and XI shall expire no later than 120 days after OIG’s receipt of:  (1) Tenet’s final annual report; or (2) any additional materials submitted by Tenet pursuant to OIG’s request, whichever is later.

C.            The scope of this CIA shall be governed by the following definitions:

1.             “Covered Persons” includes:

a.             all natural persons who are owners (other than shareholders who:  (i) have an ownership interest of less than 5%; and (ii) acquired the ownership interest through public trading), officers, directors, and employees of Tenet;

b.             all contractors, subcontractors, agents, and other persons who provide patient care items or services or who perform billing or coding functions on behalf of Tenet, excluding vendors whose sole connection with Tenet is selling or otherwise providing medical supplies or equipment to Tenet; and

c.             physicians with active medical staff privileges at any Tenet hospital.

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.

2.                                       “Billing and Reimbursement Covered Persons” includes all Covered Persons involved, directly or in a supervisory role, in the preparation or submission of claims for reimbursement from, or cost reports to, any Federal health care program.

3.                                       “Arrangements Covered Persons” includes all Covered Persons involved in the negotiation, preparation, review, approval, maintenance, and approval for payment of all Arrangements as defined below on behalf of Tenet.

4.                                       “Clinical Quality Covered Persons” includes all Covered Persons involved in the delivery of patient care items or services at Tenet hospitals or involved in the monitoring of clinical quality at Tenet hospitals.

5.                                       “Relevant Covered Persons” means all Billing and Reimbursement Covered Persons, Arrangements Covered Persons, and Clinical Quality Covered Persons.

6.                                       “Excepted Physician” means any physician who has active medical staff privileges at any Tenet hospital but who is not (a) employed by Tenet; (b) a medical director at a Tenet hospital or health care facility; or (c) a member of the governing board at a Tenet hospital or health care facility.

7.             “Arrangements” shall mean every arrangement or transaction that:

a.             involves, directly or indirectly, the offer, payment, solicitation, or receipt of anything of value; and is between Tenet and any actual or potential source of health care business or referrals to Tenet or any actual or potential recipient of health care business or referrals from Tenet.  The term “source” shall mean any physician, contractor, vendor, or agent and the term “health care business or referrals” shall mean referring, recommending, arranging for, ordering, leasing, or purchasing of any good, facility, item, or service for which payment may be made in whole or in part by a Federal health care program; or

b.             is between Tenet and a physician (or a physician’s immediate family member (as defined at 42 C.F.R. § 411.351)) who makes a referral (as defined at 42 U.S.C. § 1395nn(h)(5)) to Tenet for designated health services (as defined at 42 U.S.C. § 1395nn(h)(6)).

8.             “Focus Arrangements” means every Arrangement that:

a.             involves, directly or indirectly, the offer or payment of anything of value and are between Tenet and any actual source of health care business or referrals to Tenet; or

b.             is between Tenet and a physician (or a physician’s immediate family member (as defined at 42 C.F.R. § 411.351)) who makes a referral (as defined at 42 U.S.C. § 1395nn(h)(5)) to Tenet for designated health services (as defined at 42 U.S.C. § 1395nn(h)(6)).

Provided, however, that any Arrangement that satisfies the requirements of 42 C.F.R. § 411.356 (ownership of investment interests), 42 C.F.R. § 411.357(g)

(remuneration unrelated to the provision of designated health services), 42 C.F.R. § 411.357(i) (payments by a physician for items and services), 42 C.F.R. § 411.357 (m) (medical staff incidental benefits), 42 C.F.R. § 411.357(o) (compliance training), 42 C.F.R. § 411.357(q) (referral services), 42 C.F.R. § 411.357(s) (professional courtesy), 42 C.F.R. § 411.357(u) (community-wide health information systems), or any exception to the prohibitions of 42 U.S.C. § 1395nn enacted following the Effective Date that does not require a written agreement shall not be considered a Focus Arrangement for the purposes of the CIA.

III.           CORPORATE INTEGRITY OBLIGATIONS

Tenet shall establish and maintain a Compliance Program that includes the following elements:

A.            Compliance Management and Oversight.

1.             Chief Compliance Officer.  Tenet has appointed, and shall maintain during the term of the CIA, an individual to serve as its Chief Compliance Officer.  The Chief Compliance Officer has primary responsibility for ensuring the effective operation of the Compliance Program and shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements at Tenet.  The Chief Compliance Officer shall be a member of senior management of Tenet, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Tenet, and shall be authorized to report on such matters to the Board of Directors at any time.  The Chief Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Tenet as well as for any reporting obligations created under this CIA.  The Chief Compliance Officer shall not be, or be subordinate to, Tenet’s General Counsel or Chief Financial Officer.  Tenet shall report to OIG, in writing, any changes in the identity or position description of the Chief Compliance Officer, or any actions or changes that would affect the Chief Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2.             Regional and Hospital Compliance Officers.  Tenet has appointed, and shall maintain during the term of the CIA, individuals to serve as Regional Compliance Officers for Tenet’s regional offices and Hospital Compliance Officers for each Tenet hospital.  The Regional Compliance Officer shall be responsible for implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements for the applicable regional office, and shall monitor the day-to-day compliance activities of the applicable regional office.  The Hospital Compliance Officer shall be responsible for implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements for the applicable hospital, and shall monitor the day-to-day compliance activities of the applicable hospital.  The Regional Compliance Officers shall be members of the Ethics and Compliance Department, and shall be independent from Tenet’s Legal Department.  The Hospital Compliance Officers shall report to the Regional Compliance Officers for ethics and compliance purposes, and shall be independent from Tenet’s Legal Department.  Tenet shall report to OIG, in writing, any changes in the identity or position description of any Regional or Hospital Compliance Officers, or any actions or changes that would affect any Regional or Hospital Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3.             Ethics and Compliance Department.  Tenet has created, and shall maintain during the term of the CIA, an Ethics and Compliance Department comprised of senior officers, corporate compliance staff, Regional Compliance Officers, and Hospital Compliance Officers.  The Ethics and Compliance Department shall be responsible for implementing policies, procedures, and practices designed to ensure privacy and security of protected health information, compliance audits (including coding audits), reporting and monitoring of compliance issues on the Compliance Issue Tracking System and the Master Action Plan, policies and training, and the Disclosure Program described in Section III.E of the CIA.  The Ethics and Compliance Department shall be independent from Tenet’s Legal Department.  Tenet shall continue to provide, at a minimum, the same level of resources currently provided to the Ethics and Compliance Department (commensurate with the size of Tenet) throughout the term of the CIA.  Tenet shall report to OIG, in writing, any actions or changes that would affect the Ethics and Compliance Department’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4.             Clinical Quality Department.  Tenet has established, and shall maintain during the term of the CIA, a Clinical Quality Department comprised of a Chief Medical Officer, senior officers, and other clinical quality staff.  The Clinical Quality Department is responsible for monitoring clinical quality at Tenet hospitals, including the “Commitment to Quality” Program, Comprehensive Clinical Audits, physician credentialing, privileging, and peer review programs, evidence-based medicine programs, standards of clinical excellence, utilization management and review, and quality metrics on the balanced scorecard and other performance standards.  Tenet shall continue to provide, at a minimum, the same level of resources currently provided to the Clinical Quality Department (commensurate with the size of Tenet) throughout the term of the CIA.  Tenet shall report to OIG, in writing, any actions or changes that would affect the Clinical Quality Department’s ability to perform the duties necessary to meet the obligations of the CIA, within 15 days after such a change.

5.             Corporate Compliance Committee.  Tenet has established, and shall maintain during the term of the CIA, a Compliance and Ethics Committee (Corporate Compliance Committee).  The Tenet Compliance Committee shall, at a minimum, include the Chief Compliance Officer and other members of senior corporate management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations).  The Chief Compliance Officer shall chair the Corporate Compliance Committee and the Corporate Compliance Committee shall support the Chief Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).  Tenet shall report to OIG, in writing, any changes in the composition of the Corporate Compliance Committee, or any actions or changes that would affect the Corporate Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

6.             Regional and Hospital Compliance Committees.  In addition, Tenet has established, and shall maintain during the term of the CIA, regional compliance committees for Tenet’s regional offices (Regional Compliance Committees) and hospital compliance committees at each Tenet hospital (Hospital Compliance Committees).  The Regional and Hospital Compliance Committees shall include appropriate personnel from the Ethics and Compliance Department (e.g., applicable Regional Compliance Officer, applicable Hospital Compliance Officer, and other compliance personnel where appropriate) and other members of senior management at Tenet’s regional offices and Tenet hospitals necessary to meet the requirements of this CIA (e.g., senior executives of relevant department, such as billing, clinical, human resources, audit, and operations).  The Regional and Hospital Compliance Committees shall support the Regional and Hospital Compliance Officers in fulfilling their responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).  Tenet shall report to OIG, in writing, any actions or changes that would affect any Regional or Hospital Compliance Committee’s ability to perform the duties necessary to meet the obligations of the CIA, within 15 days after such a change.

7.             Quality, Compliance, and Ethics Committee of the Board of Directors.  Tenet’s Board of Directors currently has, and shall maintain during the term of the CIA, a Quality, Compliance, and Ethics Committee comprised of independent directors of Tenet (hereinafter “Board Committee”).  The Board Committee is responsible for the review and oversight of matters related to compliance with the requirements of Federal health care programs and the obligations of this CIA.  The Board Committee shall, at a minimum, be responsible for the following:

a.             The Board Committee shall meet at least quarterly and shall review and oversee Tenet’s Compliance Program, including but not limited to the performance of the Chief Compliance Officer, Regional and Hospital Compliance Officers, the Ethics and Compliance Department, the Clinical Quality Department, the Corporate Compliance Committee, and Regional and Hospital Compliance Committees.

b.             The Board Committee shall arrange for the performance of a review on the effectiveness of Tenet’s Compliance Program (Compliance Program Review) for each Reporting Period of the CIA and shall review the results of the Compliance Program Review as part of the review and assessment of Tenet’s Compliance Program.  A copy of the Compliance Program Review Report shall be provided to OIG in each Annual Report submitted by Tenet.

c.             The Board Committee shall retain an independent individual or entity with expertise in compliance with the Federal health care program requirements (Compliance Expert).  The Compliance Expert shall assist the Board Committee by creating a work plan for the Compliance Program Review, overseeing the performance of the Compliance Program Review, and supporting the Board Committee’s responsibilities for reviewing and assessing Tenet’s Compliance Program.

d.             For each Reporting Period of the CIA, the Board Committee shall adopt a resolution, signed by each individual member of the Board Committee, summarizing its review and oversight of Tenet’s compliance with the requirements of Federal health care programs and the obligations of this CIA.

At a minimum, the resolution shall include the following language:

“The Quality, Compliance, and Ethics Committee of the Board of Directors has made reasonable and due inquiry into the operations of Tenet’s Compliance Program, including the performance of the Chief Compliance Officer, Regional and Hospital Compliance Officers, the Ethics and Compliance Department, the Clinical Quality Department, the Corporate Compliance Committee, and Regional and Hospital Compliance Committees.  In addition, the Quality, Compliance, and Ethics Committee has retained an independent expert in compliance with the Federal health care program requirements to support the Committee’s responsibilities.  The Quality, Compliance, and Ethics Committee has also arranged for the performance and reviewed the results of the Compliance Program Review.  Based on all of these steps, the Committee has concluded that, to the best of its knowledge, Tenet has implemented an effective Compliance Program to meet the requirements of the Federal health care programs and the obligations of the CIA.”

If the Board Committee is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Tenet.

Tenet shall report to OIG, in writing, any changes in the composition of the Board Committee, or any actions or changes that would affect the Board Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

B.            Written Standards.

1.             Code of Conduct.  Tenet has developed, implemented, and distributed a written Code of Conduct to all Covered Persons.  During the term of the CIA, Tenet shall maintain the Code of Conduct and make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees.  The Code of Conduct shall, at a minimum, set forth:

a.             Tenet’s commitment to fall compliance with all Federal health care program requirements, including its commitment to prepare and submit accurate claims consistent with such requirements;

b.             Tenet’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Tenet’s own Policies and Procedures as implemented pursuant to Section III.B (including the requirements of this CIA);

c.             the requirement that all of Tenet’s Covered Persons shall be expected to report to the Chief Compliance Officer, or other appropriate individual designated by Tenet, suspected violations of any Federal health care program requirements or of Tenet’s own Policies and Procedures;

d.             the possible consequences to both Tenet and Covered Persons of failure to comply with Federal health care program requirements and with Tenet’s own Policies and Procedures and the failure to report such noncompliance; and

e.             the right of all individuals to use the Disclosure Program described in Section III.E, and Tenet’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 120 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Tenet’s Code of Conduct.  New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later.  Notwithstanding any provision in this section, Tenet shall use best efforts to obtain written certifications from Excepted Physicians and shall keep records of the percentage of Excepted Physicians who have completed the certification.

Tenet shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review.  Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized.  Each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.

2.             Policies and Procedures.  Within 120 days after the Effective Date, Tenet shall implement written Policies and Procedures regarding Tenet’s operations and its compliance with Federal health care program requirements.  At a minimum, the Policies and Procedures shall address the following subject areas:

a.             Billing and Reimbursement.  These policies and procedures shall be designed to ensure that Tenet complies with the Federal health care programs requirements on billing and reimbursement, and shall include the following:

(i)            ensuring the proper and accurate preparation and submission of claims to Federal health care programs;
(ii)           ensuring the proper and accurate documentation of medical records;

(iii)          ensuring the proper and accurate submission of cost reports submitted to the Federal health care programs;
(iv)          conducting periodic billing and coding reviews and audits at Tenet hospitals;
(v)           ensuring that each Tenet hospital has an established charge structure which is applied uniformly to each patient as services are furnished to the patient and which is reasonably and consistently related to the cost of providing services (consistent with the Provider Reimbursement Manual);
(vi)          monitoring all changes to the chargemasters at Tenet hospitals to ensure review and approval by appropriate Tenet personnel; and
(vii)         reporting and repayment of all identified Overpayments to Federal health care programs and other payors.

b.             Compliance with the Anti-Kickback Statute and Stark Law.  These policies and procedures shall be designed to ensure that each existing and new or renewed Arrangement does not violate the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and/or the Physician Self-Referral Law (“Stark Law”), 42 U.S.C. § 1395nn, or the regulations, directives, and guidance related to these statutes, and shall include the following:

(i)            creating and maintaining a database of all existing and new or renewed Focus Arrangements that shall contain the information specified in Attachment 1 (Focus Arrangements Database);
(ii)           tracking remuneration to and from all parties to each Focus Arrangement;
(iii)          tracking service and activity logs to ensure that parties to the Focus Arrangement are performing the services required under the applicable Focus Arrangement(s);
(iv)          monitoring the use of leased space, medical supplies, medical devices, equipment, or other patient care items to ensure that such use is consistent with the terms of the applicable Focus Arrangement(s);
(v)           establishing and implementing a written review and approval process for all Arrangements, including but not limited to a legal review of Focus Arrangements by counsel with expertise in the Anti-Kickback Statute and Stark Law and appropriate documentation of all internal controls, the purpose of which is to ensure that all new and existing or renewed Arrangements do not violate the Anti-Kickback Statute or Stark Law;
(vi)          requiring the Chief Compliance Officer, or appropriate designee, to review the Focus Arrangements Database, internal review and approval process, and other Arrangements Procedures on at least a quarterly basis and to provide a report on the results of such review to the Board Committee;
(vii)         implementing effective responses when suspected violations of the Anti-Kickback Statute and Stark Law are discovered, including disclosing Reportable Events and quantifying and repaying Overpayments pursuant to Section III.H (Reporting) when appropriate.
(viii)        ensuring that each Focus Arrangement is set forth in writing and signed by Tenet and the other parties to the Focus Arrangement; provided that Focus Arrangements constituting non-contractual transactions subject to 42 C.F.R. § 411.357(k) are not required to be in writing but are required to be tracked in the Focus Arrangements Database.
(ix)           including in each written agreement reflecting a Focus Arrangement a requirement that all individuals who meet the definition of Covered Persons shall comply with Tenet’s Compliance Program and Tenet’s policies and procedures related to the Anti-Kickback Statute and the Stark Law; and
(x)            including in each written agreement a certification by the parties to the Focus Arrangement that the parties shall not violate the Anti-Kickback Statute and the Stark Law.

c.             Clinical Quality.  These policies and procedures shall be designed to promote the delivery of patient care items or services at Tenet hospitals that meet professionally recognized standards of health care and are reasonable and appropriate to the needs of Federal health care program beneficiaries.  These policies and procedures shall include the following:

(i)            ensuring the appropriate documentation of medical records;
(ii)           measuring, analyzing, and tracking quality indicators, including adverse patient events, and other aspects of performance that relate to processes of care, hospital services, and operations;
(iii)          incorporating quality indicator data, including patient care data and other relevant data to monitor the effectiveness and safety of services and quality of care and to identify opportunities for improvement and changes that will lead to improvement;

(iv)          setting priorities for performance improvement activities that (1) focus on high risk, high-volume, or problem-prone areas; (2) consider the incidence, prevalence, and severity of problems in those areas; and (3) affect health outcomes, patient safety, and quality of care;
(v)           tracking medical errors and adverse patient events, analyzing their causes, and implementing preventive actions and mechanism that include feedback and learning throughout Tenet;
(vi)          conducting quality assessment and performance improvement projects, including periodic clinical quality audits of Tenet hospitals;
(vii)         collecting and reporting quality assessment and performance improvement data to relevant data registries;
(viii)        periodically reporting quality assessment and performance improvement data to the Board Committee;
(ix)           collecting, verifying, and assessing current licensure, education, relevant training, experience, ability and current competence to perform requested privileges;
(x)            monitoring practitioners with current privileges by the review of clinical practice patterns, ongoing case review, proctoring, and discussion with other individuals involved in the care of patients;
(xi)           implementing and monitoring medical staff peer review in all Tenet hospitals;
(xii)          incorporating clinical quality metrics on the balanced scorecard for senior management; and
(xiii)         implementing effective responses when clinical quality problems are discovered.

d.             Performance Standards and Incentives.  These policies and procedures shall address performance standards for Tenet corporate management.  These policies and procedures shall include the following:

(i)            clinical quality measures;
(ii)           compliance program effectiveness measures; and

(iii)          compensation and incentive awards directly linked to clinical quality measures and compliance program effectiveness measures.

Within 120 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all Covered Persons whose job functions relate to those Policies and Procedures.  Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Tenet shall assess and update, as necessary, the Policies and Procedures.  Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all Covered Persons whose job functions relate to those Policies and Procedures.

C.            Training and Education.

1.             General Training.  Within 120 days after the Effective Date, Tenet shall provide at least two hours of General Training to each Covered Person.  This training, at a minimum, shall explain Tenet’s:

a.             CIA requirements; and

b.             Tenet’s Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues).

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later.  After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

If, pursuant to Tenet’s Compliance Program, Tenet has provided training to Covered Persons that satisfies the requirements set forth above in Section III.C.1 within 60 days prior to the Effective Date, OIG will credit that training for purposes of satisfying Tenet’s General Training obligations for the first Reporting Period of this CIA.

2.             Specific Training.  Each Relevant Covered Person shall receive Specific Training under the following training modules in addition to the General Training required above in a manner relevant to the individual’s job responsibilities as follows:

a.             Billing and Reimbursement Training.  Within 120 days after the Effective Date, each Billing and Reimbursement Covered Person shall receive at least four hours of Billing and Reimbursement Training that covers the following topics:

(i)            the Federal health care program requirements regarding the accurate preparation and submission of claims and cost reports;

(ii)           policies, procedures, and other requirements applicable to the documentation of medical records;
(iii)          the personal obligation of each individual involved in the claims submission process and/or preparation of cost reports to ensure that such claims and cost reports are accurate;
(iv)          applicable reimbursement statutes, regulations, and program requirements and directives;
(v)           the legal sanctions for violations of the Federal health care program requirements;
(vi)          examples of proper and improper claims submission and cost reporting practices;
(vii)         policies and procedures for the reporting and repayment of Overpayments to Federal health care programs and other payors; and
(viii)        policies and procedures on setting or modifying charges on hospital chargemasters, including the requirement that each Tenet hospital has an established charge structure which is applied uniformly to each patient as services are furnished to the patient and which is reasonably and consistently related to the cost of providing services (consistent with the Provider Reimbursement Manual).

b.             Arrangements Training.  Within 120 days after the Effective Date, each Arrangements Covered Person shall receive at least four hours of Arrangements Training that covers the following topics:

(i)            Anti-Kickback Statute and Stark Law, and the regulations and other guidance documents related to these statutes, and business or financial arrangements or contracts that may violate the Anti-Kickback Statute or the Stark Law;
(ii)           Arrangements that potentially implicate the Anti-Kickback Statute or the Stark Law, as well as the regulations and other guidance documents related to these statutes;
(iii)          Tenet’s policies, procedures, and other requirements relating to Arrangements, including but not limited to the Focus Arrangements Database, the internal review and approval process, and the tracking of remuneration to and from sources of health care business or referrals required by Section III.B.2.b of the CIA;

(iv)          the personal obligation of each individual involved in the development, approval, management, or review of Tenet’s Arrangements to know the applicable legal requirements and Tenet’s Arrangements Policies and Procedures;
(v)           the legal sanctions under the Anti-Kickback Statute, the Stark Law, and other applicable statutes and regulations; and
(vi)          examples of violations of the Anti-Kickback Statute, the Stark Law, and other applicable statutes and regulations.

c.             Clinical Quality Training.  Within 120 days after the Effective Date, each Clinical Quality Covered Person shall receive at least three hours of Clinical Quality Training that covers the following topics:

(i)            Tenet’s policies, procedures, and other requirements relating to clinical quality, including but not limited to the “Commitment to Quality” Program, Comprehensive Clinical Audits, physician credentialing, privileging, and peer review programs, evidence-based medicine programs, standards of clinical excellence, utilization management and review, clinical quality measures, and the other requirements under Sections III.B.2.c and III.B.2.d;
(ii)           the personal obligation of each individual involved in the delivery of patient care items or services at Tenet hospitals or involved in the monitoring of clinical quality at Tenet hospitals to know the applicable legal requirements and Tenet’s Clinical Quality Policies and Procedures;
(iii)          the legal sanctions for violating the Federal health care program requirements; and
(iv)          examples of proper and improper patient care at Tenet hospitals.

New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 120 days after the Effective Date, whichever is later.  A Tenet employee who has completed the Specific Training shall review a new Relevant Covered Person’s work, to the extent that the work relates to the delivery of patient care items or services and/or the preparation or submission of claims for reimbursement from any Federal health care program, until such time as the new Relevant Covered Person completes his or her Specific Training.

After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least two hours of Specific Training in each subsequent Reporting Period.

If, pursuant to Tenet’s Compliance Program, Tenet has provided training to applicable Covered Persons that satisfies the requirements set forth above in Section III.C.2 within 60 days prior to the Effective Date, OIG will credit that training for purposes of satisfying Tenet’s Specific Training obligations for the first Reporting Period of this CIA.

3.             Certification.  Each individual who is required to attend training shall certify, in writing or in electronic form, if applicable, that he or she has received the required training.  The certification shall specify the type of training received and the date received.  The Compliance Officer (or designee) shall retain the certifications, along with all course materials.  These shall be made available to OIG, upon request.

4.             Qualifications of Trainer.  Persons providing the training shall be knowledgeable about the subject area.

5.             Update of Training.  Tenet shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during audits or reviews, and any other relevant information.

6.             Computer-based Training.  Tenet may provide the training required under this CIA through appropriate computer-based training approaches.  If Tenet chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

7.             Excepted Physicians.  Notwithstanding any other provision of this Section III.C, Tenet shall:  (a) make the General and Specific Training available to Excepted Physicians; (b) use its best efforts to encourage the attendance and participation of Excepted Physicians in the General and Specific Training; and (c) maintain records of the percentage of all Excepted Physicians who attend such training.

8.             Covered Contractors.  To the extent that Tenet engages contractors who are Covered Persons (Covered Contractors), Tenet may comply with the Specific Training requirements under Section III.C.2 with respect to the Covered Contractor by obtaining, and providing to OIG upon request, a certification from each Covered Contractor that the Covered Contractor:  (a) presently has a program designed to ensure compliance with all Federal health care program requirements; and (b) has received training equivalent to the Specific Training required under Section III.C and in a manner relevant to the Covered Contractor’s responsibilities.

D.            Review Procedures.

1.             Type of Reviews.  The following reviews shall be performed by an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to be engaged by Tenet during the term of the CIA:  (a) Outlier Payments Review; (b) DRG Claims Review; (c) Unallowable Costs Review; (d) Focus Arrangements Review; and (e) Clinical Quality Systems Review (collectively the “IRO Reviews”).  The work plans for the IRO Reviews are attached to the CIA in Appendices A-E and are hereby incorporated by reference into the CIA.

2.             Engagement of IRO(s).  Within 120 days after the Effective Date, Tenet shall engage the IRO(s) to perform the IRO Reviews.  Tenet shall notify OIG of the identity of the IRO in the Implementation Report required under Section V.A of the CIA.  Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Tenet if the IRO is unacceptable.  Absent notification from OIG that the IRO is unacceptable, Tenet may continue to engage the IRO.  If Tenet engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Section.  If a new IRO is engaged, Tenet shall submit the information identified in Section V.A.10 to OIG within 30 days of engagement of the IRO.  Within 30 days after OIG receives written notice of the identity of the selected IRO, OIG will notify Tenet if the IRO is unacceptable.  Absent notification from OIG that the IRO is unacceptable, Tenet may continue to engage the IRO.

3.             IRO Qualifications.  Each IRO engaged by Tenet shall have expertise in the substantive matters of the IRO Reviews and in the general requirements of the Federal health care program(s) from which Tenet seeks reimbursement.  The IRO shall:

a.             assign individuals to conduct the IRO Reviews who have expertise in the substantive matters of the IRO Reviews and in the general requirements of the Federal health care program(s) from which Tenet seeks reimbursement;

b.             for the DRG Claims Review, assign individuals to conduct the coding review portions who have a nationally recognized coding certification (e.g., CCA, CCS, CCS-P, CPC, RRA, etc.) and who have maintained this certification (e.g., completed applicable continuing education requirements);

c.             assign individuals to design and select the samples who are knowledgeable about the appropriate statistical sampling techniques; and

d.             have sufficient staff and resources to conduct the IRO Reviews required by the CIA on a timely basis.

4.             IRO Responsibilities.  The IRO shall:

a.             perform each IRO Review in accordance with the specific requirements of the CIA;

b.             follow all applicable Medicare, Medicaid, or other Federal health care programs rules and reimbursement guidelines in making assessments in the IRO Review;

c.             if in doubt of the application of a particular Medicare, Medicaid, or other Federal health care programs policy or regulation, request clarification from the appropriate authority (e.g., fiscal intermediary or carrier);

d.             respond to all OIG inquires in a prompt, objective, and factual manner; and

e.             prepare timely, clear, well-written reports that include all the information required by the CIA (hereinafter “IRO Review Reports”).

5.             IRO Independence/Objectivity.  Each IRO must perform each IRO Review in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and Tenet.  Tenet and each IRO shall assess whether the IRO can perform the IRO review in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or other engagements that may exist.  Each IRO shall include in its report(s) to Tenet a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the IRO Reviews and that it has concluded that it is, in fact, independent and objective.

6.             IRO Removal/Termination.  If Tenet terminates any IRO during the course of the engagement, Tenet must submit a notice explaining its reasons to OIG no later than 30 days after termination.  Tenet must engage a new IRO in accordance with Section III.D of the CIA.  In the event OIG has reason to believe that the IRO does not possess the qualifications described in Section III.D.3 of the CIA, is not independent and objective as set forth in Section III.D.5 of the CIA, or has failed to carry out its responsibilities as described in Section III.D.4 of the CIA, OIG may, at its sole discretion, require Tenet to engage a new IRO in accordance with Section III.D.2 of the CIA.  Prior to requiring Tenet to engage a new IRO, OIG shall notify Tenet of its intent to do so and provide a written explanation of why OIG believes such a step is necessary.  To resolve any concerns raised by OIG, Tenet may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence, objectivity, or performance of its responsibilities and to present additional information regarding these matters.  Tenet shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner.  OIG will attempt in good faith to resolve any differences regarding the IRO with Tenet prior to requiring Tenet to terminate the IRO.  However, the final determination as to whether or not to require Tenet to engage a new IRO shall be made at the sole discretion of OIG.

7.             Validation Review.  In the event OIG has reason to believe that any of the IRO Reviews fails to conform to the requirements of this Agreement; or (b) the IRO’s findings or results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the IRO Reviews complied with the requirements of the Agreement and/or the findings or results are inaccurate (Validation Review).  Tenet shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents.  Any Validation Review of Reports submitted as part of Tenet’s final Annual Report must be initiated no later than one year after Tenet’s final submission (as described in Section II of the CIA) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify Tenet of its intent to do so and provide a written explanation of why OIG believes such a review is necessary.  To resolve any concerns raised by OIG, Tenet may request a meeting with OIG to:  (a) discuss the results of any IRO Review submissions or findings; (b) present any additional information to clarify the results of the IRO Reviews or to correct the inaccuracy of the IRO Reviews; and/or (c) propose alternatives to the proposed Validation Review.  Tenet agrees to provide any additional information as may be requested by OIG under this Section in an expedited manner.  OIG will attempt in good faith to resolve any IRO Review issues with Tenet prior to conducting a Validation Review.  However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

8.             Retention of Records.  The IRO and Tenet shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Tenet) related to the reviews.

E.             Disclosure Program.

Tenet has established, and shall maintain for the term of the CIA, a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Tenet’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law.  Tenet shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained.  Upon receipt of a disclosure, the Chief Compliance Officer (or designee) shall gather all relevant information from the disclosing individual.  The Chief Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted.  For any disclosure that is sufficiently specific so that it reasonably:  (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Tenet shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Chief Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.  The disclosure log shall be made available to OIG upon request.

F.             Ineligible Persons.

1.             Definitions.  For purposes of this CIA:

a.             an “Ineligible Person” shall include an individual or entity who:

i.              is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii.             has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.             “Exclusion Lists” include:

i.              the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and
ii.             the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).

c.             “Screened Persons” include prospective and current owners (other than shareholders who:  (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading), officers, directors, employees, contractors, and agents of Tenet.

2.             Screening Requirements.  Tenet shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements.

a.             Tenet shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Screened Persons to disclose whether they are Ineligible Persons.

b.             Tenet shall screen all Screened Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.

c.             Tenet shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in this Section affects the responsibility of (or liability for) Tenet to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person.  Tenet understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Tenet may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Tenet meets the requirements of this Section III.F.

3.             Removal Requirement.  If Tenet has actual notice that a Screened Person has become an Ineligible Person, Tenet shall remove such Screened Person from responsibility for, or involvement with, Tenet’s business operations related to the Federal health care programs and shall remove such Screened Person from any position for which the Screened Person’s compensation or the items or services furnished, ordered, or prescribed by the Screened Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Screened Person is reinstated into participation in the Federal health care programs.

4.             Pending Charges and Proposed Exclusions.  If Tenet has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or is proposed for exclusion during his, her or its employment or contract term or, in the case of a physician, during the term of the physician’s medical staff privileges, Tenet shall take all appropriate actions to ensure that the responsibilities of that Screened Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or the accuracy of any claims submitted to any Federal health care program.

G.            Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, Tenet shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Tenet conducted or brought by a governmental entity or its agents involving an allegation that Tenet has committed a crime or has engaged in fraudulent activities.  This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding.  Tenet shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H.            Reporting.

1.             Overpayments.

a.             Definition of Overpayments.  For purposes of this CIA, an “Overpayment” shall mean the amount of money Tenet has received in excess of the amount due and payable under any Federal health care program requirements.

b.             Reporting of Overpayments.  If, at any time, Tenet identifies or learns of any Overpayment, Tenet shall notify the payor (e.g., Medicare fiscal intermediary or carrier) within 30 days after identification of the Overpayment and take remedial steps within 60 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring.  Also, within 30 days after identification of the Overpayment, Tenet shall repay the Overpayment to the appropriate payor to the extent such Overpayment has been quantified.  If not yet quantified, within 30 days after identification, Tenet shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed.  Notification and repayment to the payor shall be done in accordance with the payor’s policies, and, for Medicare contractors, shall include the information contained on the Overpayment Refund Form, provided as Attachment 2 to this CIA.  Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

2.             Reportable Events.

a.             Definition of Reportable Event.  For purposes of this CIA, a “Reportable Event” means anything that involves:

i.              a substantial Overpayment; or
ii.             a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized; or
iii.            a violation of the obligation to provide items or services of a quality that meets professionally recognized standards of health care where such violation has occurred in one or more instances and presents an imminent danger to the health, safety, or well-being of a Federal health care program beneficiary or places the beneficiary unnecessarily in high-risk situations.

A Reportable Event may be the result of an isolated event or a series of occurrences.

b.             Reporting of Reportable Events.  If Tenet determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Tenet shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.  The report to OIG shall include the following information:

i.              If the Reportable Event results in an Overpayment, the report to OIG shall be made at the same time as the notification to the payor required in Section III.H.1, and shall include all of the information on the Overpayment Refund Form (see Attachment 2), as well as:
(A)          the payor’s name, address, and contact person to whom the Overpayment was sent; and
(B)           the date of the check and identification number (or electronic transaction number) by which the Overpayment was repaid/refunded;

ii.             a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;
iii.            a description of Tenet’s actions taken to correct the Reportable Event; and
iv.            any further steps Tenet plans to take to address the Reportable Event and prevent it from recurring.

Notwithstanding any other provision in Section III.H to the contrary, in the event that a submission by Tenet is accepted into the OIG Provider Self-Disclosure Protocol regarding a Reportable Event that resulted in an Overpayment, OIG may, in its sole discretion and upon request by Tenet, waive the CIA’s requirement that Tenet repay the Overpayment within the time otherwise required in Section III.H and permit Tenet to repay the Overpayment within a time period agreed to by OIG.

IV.           NEW BUSINESS UNITS OR LOCATIONS

In the event that, after the Effective Date, Tenet changes locations or sells, closes, purchases, or establishes a new business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Tenet shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change of location, sale, closure, purchase, or establishment.  This notification shall include the address of the new business unit or location, phone number, fax number, Medicare Provider number, provider identification number and/or supplier number, and the corresponding contractor’s name and address that has issued each Medicare number.  Each new business unit or location shall be subject to all the requirements of this CIA.

V.            IMPLEMENTATION AND ANNUAL REPORTS

A.            Implementation Report.  Within 150 days after the Effective Date, Tenet shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report).  The Implementation Report shall, at a minimum, include:

1.             the names, addresses, phone numbers, and position descriptions of the Chief Compliance Officer, Regional Compliance Officers, Hospital Compliance Officers, and Chief Medical Officer as required by Section III.A;

2.             the name, addresses, phone numbers, and position descriptions of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Vice President for Government Programs, and all Regional Senior Vice Presidents;

3.             the names and positions of the members of the Corporate Compliance Committee and the Regional Compliance Committees required by Section III.A;

4.             the names of Tenet’s directors on the Quality, Compliance, and Ethics Committee of the Board of Directors required by Section III.A.7;

5.             a copy of Tenet’s Code of Conduct required by Section III.B.1;

6.             an index of all Policies and Procedures required by Section III.B.2;

7.             the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals (including Excepted Physicians) who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

8.             the following information regarding each type of training required by Section III.C:

a.             a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;

b.             the number of individuals required to be trained, percentage of individuals (including Excepted Physicians) actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

9.             a description of the Disclosure Program required by Section III.E;

10.           the following information regarding each of the IROs: (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) a summary and description of any and all current and prior engagements and agreements between Tenet and the IRO; and (d) the proposed start and completion dates of the IRO Reviews;

11.           a certification from each IRO regarding its professional independence and objectivity with respect to Tenet;

12.           a description of the process by which Tenet fulfills the requirements of Section III.F regarding Ineligible Persons;

13.           the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

14.           a list of all of Tenet’s hospitals and other health care facilities (including locations and mailing addresses); the corresponding name under which each facility is doing business; the corresponding phone numbers and fax numbers; each facility’s Medicare provider number(s), provider identification number(s), and/or supplier number(s); and the name and address of each Medicare contractor to which Tenet currently submits claims;

15.           a description of Tenet’s corporate structure, including identification of any parent, sister, or holding companies, subsidiaries, their respective lines of business, their locations, and mailing addresses; and

16.           the certifications required by Section V.C.

B.            Annual Reports.  Tenet shall submit to OIG annually a report with respect to the status of, and findings regarding, Tenet’s compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1.             any change in the identity, position description, or other noncompliance job responsibilities of the Chief Compliance Officer, Regional Compliance Officers, Hospital Compliance Officers, Chief Medical Officer, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Vice President for Government Programs, or Regional Senior Vice President;

2.             any change in the membership of the Corporate Compliance Committee or the Regional Compliance Committees described in Section III.A;

3.             any change in the membership of the Board Committee described in Section III.A.7;

4.             a copy of the Board Committee’s resolution required under Section III.A.7;

5.             a copy of the Board Committee’s Compliance Program Review required under Section III.A.7;

6.             a summary of any significant changes or amendments to the Written Standards required by Section III.B and the reasons for such changes;

7.             the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals (including Excepted Physicians) who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

8.             the following information regarding each type of training required by Section III.C:

a.             a description of such training, including a summary of the topics covered, the length of sessions and a schedule of training sessions;

b.             the number of individuals required to be trained, percentage of individuals (including Excepted Physicians) actually trained, and an explanation of any exceptions;

c.             a complete list of all Billing and Reimbursement Covered Persons, Arrangements Covered Persons, and Clinical Quality Covered Persons; and

d.             a complete list of Covered Contractors who did not receive Specific Training from Tenet but who completed certifications required under Section III.C.8.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

9.             a complete copy of all reports prepared pursuant to Section III.D and Appendices A-E, along with a copy of each IRO’s engagement letter;

10.           Tenet’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D and Appendices A-E;

11.           a summary and description of any and all current and prior engagements any agreements between Tenet and each IRO, if different from what was submitted as part of the Implementation Report;

12.           a certification from each of the IROs regarding its professional independence and objectivity with respect to Tenet;

13.           a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;

14.           a report of the aggregate Overpayments that have been returned to the Federal health care programs.  Overpayment amounts shall be broken down by each Tenet hospital into the following categories:  inpatient Medicare, outpatient Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs.  Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

15.           a summary of the disclosures in the disclosure log required by Section III.E that:  (a) relate to Federal health care programs; or (b) allege abuse or neglect of patients;

16.           any changes to the process by which Tenet fulfills the requirements of Section III.F regarding Ineligible Persons;

17.           the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken by Tenet in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

18.           a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G.  The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

19.           a description of all changes to the most recently provided list of Tenet’s locations (including addresses) as required by Section V.A.14; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare Provider number(s), provider identification number(s), and/or supplier number(s); and the name and address of each Medicare contractor to which Tenet currently submits claims; and

20.           the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period.  Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C.            Certifications.  The following certifications shall be included in the Implementation Report and Annual Reports:

1.                                       Senior Corporate Management.  In each Implementation Report and Annual Report, Tenet shall include the following individual certification by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer, Chief Medical Officer, General Counsel, Regional Senior Vice Presidents, and Regional Compliance Officers:

To the best of my knowledge, except as otherwise described in the applicable report, Tenet is in compliance with the requirements of the Federal health care program requirements and the obligations of this CIA.

2.                                       Chief Compliance Officer and Regional Compliance Officers.  In each Implementation Report and Annual Report, Tenet shall include the following individual certification by the Chief Compliance Officer and each Regional Compliance Officer:

I have reviewed the Report and have made reasonable inquiry regarding its content and, to the best of my knowledge, believe that the information in the Report is accurate and truthful.

3.                                       Chief Compliance Officer and Vice President for Government Programs.  In each Implementation Report and Annual Report, Tenet shall include the following individual certification by the Chief Compliance Officer and Vice President for Government Programs:

To the best of my knowledge, Tenet has complied with its obligations under the Settlement Agreement:  (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.

D.            Designation of Information.  Tenet shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552.  Tenet shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.           NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted as follows:

A.            Tenet.  Tenet shall submit each notification or report in writing to OIG at the following address:

Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S.  Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC  20201
Telephone:  (202) 619-2078
Facsimile:  (202) 205-0604

Tenet shall also provide to OIG an electronic copy of each notification or report in single page TIF format with optical character recognition (OCR) text files, along with the data and image load files compatible with Concordance and Opticon respectively, on CD-ROM.

B.            OIG.  OIG shall submit each notification in writing to Tenet at the following address:

Steven W. Ortquist
Senior Vice President, Ethics and Compliance
Chief Compliance Officer
Tenet Healthcare Corporation
13737 Noel Road, Suite 100
Dallas, TX 75240
Telephone:  (469) 893-2040
Facsimile:  (469) 893-3040

with copy to:

E. Peter Urbanowicz
General Counsel
Tenet Healthcare Corporation
13737 Noel Road, Suite 100
Dallas, TX  75230
Telephone:  (469) 893-6450
Facsimile:  (469) 893-2654

C.            Proof of Submissions.  Unless otherwise specified, all written notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received.  For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt.

VII.         OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

A.            Inspection, Audit, and Review.  In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Tenet’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Tenet’s locations for the purpose of verifying and evaluating:  (a) Tenet’s compliance with the terms of this CIA; and (b) Tenet’s compliance with the requirements of the Federal health care programs in which it participates.  The documentation described above shall be made available by Tenet to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction.  Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Tenet’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG.  Tenet shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request.  Tenet’s employees may elect to be interviewed with or without a representative of Tenet present.

B.            Assertion of Privilege.  If Tenet believes that any notification, report, or documentation required to be submitted under the CIA or requested by OIG pursuant to this Section VII is a privileged attorney-client communication and Tenet has decided to assert the privilege, the privilege shall be asserted as follows:  (1) Tenet’s General Counsel shall assert the privilege in a written letter to OIG and shall include in that letter, for each applicable document, the privilege being claimed and an explanation of the claim in sufficient detail to allow an assessment of its validity and a description of each such document or part thereof, including, as applicable, the type of document (e.g., letter, memorandum, or handwritten notes), subject matter, date of preparation, number of pages, name, address and title of author(s), and names, addresses and titles of all actual and intended recipients; (2) Tenet’s General Counsel shall report the assertion of privilege to the Corporate Compliance Committee and the Board Committee within 30 days of the notification to OIG, and (3) if OIG (in its sole discretion) so requests, Tenet shall engage an Unaffiliated Law Firm to review any materials claimed as privileged to determine whether such privilege applies (hereinafter “Privilege Review”).  For the purposes of this Section VII, an “Unaffiliated Law Firm” shall mean a law firm with expertise in attorney-client privilege that has no prior affiliation or engagement with Tenet or its predecessors within the past five years from the Effective Date.  If OIG requests such Privilege Review, Tenet shall engage the Unaffiliated Law Firm and notify OIG of the identity of the Unaffiliated Law Firm within 30 days after OIG’s request.  Within 30 days after OIG receives written notice of the identity of the Unaffiliated Law Firm, OIG will notify Tenet if the Unaffiliated Law Firm is unacceptable.  Absent notification from OIG that the Unaffiliated Law Firm is unacceptable, Tenet may instruct the Unaffiliated Law Firm to proceed with the Privilege Review.  The Unaffiliated Law Firm shall review the assertion of privilege, create a privilege log, and submit the privilege log to OIG within 60 days of OIG’s request.  Tenet agrees to abide by the determinations of the Unaffiliated Law Firm on the assertion of attorney-client privilege.

VIII.        DOCUMENT AND RECORD RETENTION

Tenet shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs, or to compliance with this CIA, for six years (or longer if otherwise required by law) from the Effective Date.

IX.           DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Tenet prior to any release by OIG of information submitted by Tenet pursuant to its obligations under this CIA and identified upon submission by Tenet as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules.  With respect to such releases, Tenet shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.            BREACH AND DEFAULT PROVISIONS

Tenet is expected to fully and timely comply with all of its CIA obligations.

A.            Stipulated Penalties for Failure to Comply with Certain Obligations.  As a contractual remedy, Tenet and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Tenet fails to establish and implement any of the following obligations as described in Section III:

a.             Chief Compliance Officer;

b.             Regional Compliance Officers;

c.             Hospital Compliance Officers;

d.             Ethics and Compliance Department;

e.             Clinical Quality Department;

f.              Corporate Compliance Committee;

g.             Regional and Hospital Compliance Committees;

h.             Quality, Compliance, and Ethics Committee of the Board of Directors;

i.              written Policies and Procedures;

j.              training of Covered Persons, Billing and Reimbursement Covered Persons, Arrangements Covered Persons, and Clinical Quality Covered Persons;

k.             a Disclosure Program;

l.              Ineligible Persons screening and removal requirements; and

m.            Notification of Government investigations or legal proceedings.

2.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Tenet fails to engage an IRO, as required in Section III.D and Appendices A-E.

3.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Tenet fails to submit the Implementation Report or the Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4.             A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Tenet fails to submit the IRO Review Reports in accordance with the requirements of Section III.D and Appendices A-E.

5.             A Stipulated Penalty of $1,500 for each day Tenet fails to grant access to the information or documentation as required in Section VII or any other provision under the CIA.  (This Stipulated Penalty shall begin to accrue on the date Tenet fails to grant access.)

6.             A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Tenet as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7.             A Stipulated Penalty of $1,000 for each day Tenet fails to comply fully and adequately with any obligation of this CIA.  OIG shall provide notice to Tenet, stating the specific grounds for its determination that Tenet has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Tenet shall take to comply with the CIA.  (This Stipulated Penalty shall begin to accrue 10 days after Tenet receives this notice from OIG of the failure to comply.)  A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B.            Timely Written Requests for Extensions.  Tenet may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA.  Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Tenet fails to meet the revised deadline set by OIG.  Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Tenet receives OIG’s written denial of such request or the original due date, whichever is later.  A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.            Payment of Stipulated Penalties.

1.             Demand Letter.  Upon a finding that Tenet has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Tenet of:  (a) Tenet’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2.             Response to Demand Letter.  Within 10 days after the receipt of the Demand Letter, Tenet shall either:  (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties; or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E.  In the event Tenet elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Tenet cures, to OIG’s satisfaction, the alleged breach in dispute.  Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.             Form of Payment.  Payment of the Stipulated Penalties shall be made by certified or cashier’s check, payable to:  “Secretary of the Department of Health and Human Services,” and submitted to OIG at the address set forth in Section VI.

4.             Independence from Material Breach Determination.  Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Tenet has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D.            Exclusion for Material Breach of this CIA.

1.             Definition of Material Breach.  A material breach of this CIA means:

a.             a failure by Tenet to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H;

b.             a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

c.             a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.             a failure to engage and use an IRO in accordance with Section III.D.

2.             Notice of Material Breach and Intent to Exclude.  The parties agree that a material breach of this CIA by Tenet constitutes an independent basis for Tenet’s exclusion from participation in the Federal health care programs.  Upon a determination by OIG that Tenet has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Tenet of:  (a) Tenet’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3.             Opportunity to Cure.  Tenet shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.             Tenet is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.             the alleged material breach has been cured; or

c.             the alleged material breach cannot be cured within the 30-day period, but that:  (i) Tenet has begun to take action to cure the material breach; (ii) Tenet is pursuing such action with due diligence; and (iii) Tenet has provided to OIG a reasonable timetable for curing the material breach.

4.             Exclusion Letter.  If, at the conclusion of the 30-day period, Tenet fails to satisfy the requirements of Section X.D.3, OIG may exclude Tenet from participation in the Federal health care programs.  OIG shall notify Tenet in writing of its determination to exclude Tenet (this letter shall be referred to hereinafter as the “Exclusion Letter”).  Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Tenet’s receipt of the Exclusion Letter.  The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs.

Reinstatement to program participation is not automatic.  After the end of the period of exclusion, Tenet may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E.             Dispute Resolution.

1.             Review Rights.  Upon OIG’s delivery to Tenet of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Tenet shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R.  Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA.  Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21.  Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.             Stipulated Penalties Review.  Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be:  (a) whether Tenet was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance.  Tenet shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any.  OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties.  If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Tenet to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Tenet requests review of the ALJ decision by the DAB.  If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3.             Exclusion Review.  Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.             whether Tenet was in material breach of this CIA;

b.             whether such breach was continuing on the date of the Exclusion Letter; and

c.             whether the alleged material breach could not have been cured within the 30-day period, but that:  (i) Tenet had begun to take action to cure the material breach within that period; (ii) Tenet has pursued and is pursuing such action with due diligence; and (iii) Tenet provided to OIG within that period a reasonable timetable for curing the material breach and Tenet has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Tenet, only after a DAB decision in favor of OIG.  Tenet’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Tenet upon the issuance of an ALJ’s decision in favor of OIG.  If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Tenet may request review of the ALJ decision by the DAB.  If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision.  Tenet shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB.  If the DAB finds in favor of Tenet, Tenet shall be reinstated effective on the date of the original exclusion.

4.             Finality of Decision.  The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations.  Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.           DEFAULT OF PAYMENT OBLIGATIONS UNDER THE SETTLEMENT AGREEMENT

A.            Exclusion in the Event of Default.  Notwithstanding any term in this CIA, in the event of default of Tenet’s payment obligations under Paragraph 1 of the Settlement Agreement, OIG may exclude the Tenet Entities from participating in all Federal health care programs until the Tenet Entities pays the Settlement Amount and reasonable costs as set forth in Paragraph 3 of the Settlement Agreement.

B.            Effect of Exclusion.  Such exclusion shall have national effect and shall also apply to all other federal procurement and nonprocurement programs.  Federal health care programs shall not pay anyone for items or services, including administrative and management services, furnished, ordered, or prescribed by the Tenet Entities in any capacity while Tenet are excluded.  This payment prohibition applies to Tenet and all other individuals and entities (including, for example, anyone who employs or contracts with Tenet, and any hospital or other provider where Tenet provides services).  The exclusion applies regardless of who submits the claim or other request for payment.  Tenet shall not submit or cause to be submitted to any Federal health care program any claim or request for payment for items or services, including administrative and management services, furnished, ordered, or prescribed by Tenet during the exclusion.  Violation of the conditions of the exclusion may result in criminal prosecution, the imposition of civil monetary penalties and assessments, and an additional period of exclusion.  Tenet further agrees to hold the Federal health care programs, and all Federal beneficiaries and/or sponsors, harmless from any financial responsibility for items or services furnished, ordered, or prescribed to such beneficiaries or sponsors after the effective date of the exclusion.

C.            Implementation of Exclusion.  Tenet waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agree not to contest such exclusion either administratively or in any state or federal court.  Reinstatement to program participation is not automatic.  If at the end of the period of exclusion Tenet wishes to apply for reinstatement, Tenet must submit a written request for reinstatement to the OIG in accordance with the provisions of 42 C.F.R.

§§ 1001.3001-.3005.  Tenet will not be reinstated unless and until the OIG approves such request for reinstatement.

XII.         EFFECTIVE AND BINDING AGREEMENT

Tenet and OIG agree as follows:

A.            This CIA shall be binding on the successors, assigns, and transferees of Tenet.

B.            This CIA shall become final and binding on the date the final signature is obtained on the CIA.

C.            Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA.

D.            OIG may agree to a suspension of Tenet’s obligations under the CIA in the event of Tenet’s cessation of participation in Federal health care programs.  If Tenet withdraws from participation in Federal health care programs and is relieved of its CIA obligations by OIG, Tenet shall notify OIG at least 30 days in advance of Tenet’s intent to reapply as a participating provider or supplier with any Federal health care program.  Upon receipt of such notification, OIG shall evaluate whether the CIA should be reactivated or modified.

E.             The undersigned Tenet signatories represent and warrant that they are authorized to execute this CIA.  The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

ON BEHALF OF TENET HEALTHCARE CORPORATION

/s/ Trevor Fetter	9/27/06
TREVOR FETTER	DATE
Chief Executive Officer
Tenet Healthcare Corporation

/s/ Steven W. Ortquist	9/27/06
STEVEN W. ORTQUIST	DATE
Senior Vice President, Ethics and Compliance
and Chief Compliance Officer
Tenet Healthcare Corporation

/s/ Roger S. Goldman	9/27/06
ROGER S. GOLDMAN	DATE
Latham & Watkins LLP
Counsel for Tenet Healthcare Corporation

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Gregory E. Demske	9/27/06
GREGORY E. DEMSKE	DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U.S. Department of Health and Human Services

APPENDIX A

OUTLIER PAYMENTS REVIEWS

The IRO shall perform reviews of Medicare inpatient operating outlier payments (as defined in 42 C.F.R. Part 412) paid to Tenet acute care hospitals (“Outlier Payments”), as well as the processes by which Tenet may receive such outlier payments (collectively “Outlier Payments Reviews”), except as provided under Section 7 of this Appendix.  The reviews shall be performed as follows:

1.                                       CCR Review.  For every Tenet hospital whose total Outlier Payments exceed $500,000 in a cost reporting period filed during a Reporting Period of the CIA, the IRO shall compare the hospital’s actual operating cost-to-charge ratio (CCR) based on the hospital’s most recent filed cost report and the CCR(s) used by the Medicare fiscal intermediary during the corresponding time period to make Outlier Payments (hereinafter “CCR Review”).  If the actual operating CCR(s) are found to be plus or minus 10 percentage points or more from the CCR(s) used by the Medicare fiscal intermediary during that time period to make Outlier Payments, the IRO shall investigate and determine the root cause(s) of the variance.  Such investigation may include, but shall not be limited to, a review of the hospital’s cost report(s), chargemaster, charge or price increases, the hospital’s costs for items or services, length of stays, and any other potential causes for the variance.  If applicable, the IRO shall provide its findings and recommendations to Tenet for any such variance in the CCR, including a recommendation that Tenet request the Centers of Medicare & Medicaid Services (CMS) to reconcile outlier payments pursuant to 42 C.F.R. Part 412.  Tenet shall develop and implement a corrective action plan based on the IRO’s findings and recommendations for each variance.  The Chief Compliance Officer shall certify in each Annual Report that Tenet has implemented these corrective actions.

2.                                       Outlier Payment Percentage Review.  The IRO shall compare each Tenet hospital’s Outlier Payment Percentage for the cost reporting period filed during each Reporting Period of the CIA to the Outlier Payment percentage for the prior cost reporting period (hereinafter “Outlier Payment Percentage Review”).  “Outlier Payment Percentage” shall be defined as (a) the total Outlier Payments received by the hospital divided by (b) the total Outlier Payments plus Medicare operating DRG payments.  If the Outlier Payment Percentage for the cost reporting period is at least five percent (5%) and increased from the prior cost reporting period to the cost reporting period under review by more than 10%, the IRO shall investigate and determine the root cause(s) of the variance.  The IRO shall provide Tenet with findings and recommendations for any variance in the Outlier Payment Percentage.  Tenet shall develop and implement a corrective action plan based on the IRO’s findings and recommendations for each variance.  The Chief Compliance Officer shall certify in each Annual Report that Tenet has implemented these corrective actions.

3.                                       Chargemaster Review.  The IRO shall randomly select and review 250 requests to add or increase charges to Tenet hospital chargemasters under the eCDM review process and the CDM AS/400 system (hereinafter “Chargemaster Review”).  For the purposes of the Chargemaster Review, “Requests” shall include any charge additions, charge activations, charge code changes, and rate increases and adjustments, including but not limited to annual/periodic across-the-board prices increases implemented in Tenet hospital chargemasters.  For each Request selected to be reviewed, the IRO shall review (1) whether the appropriate Tenet personnel, including the applicable Tenet hospital’s chief financial officer and Tenet’s Patient Financial Services Department, have reviewed and approved the Request; (2) whether the Request was appropriately processed through the eCDM software program; (3) whether the Request was correctly transmitted to the CDM AS/400 system; and (4) whether the Request was correctly incorporated on the Tenet hospital’s chargemaster.  If the IRO determines that there has been any variance in the process, the IRO shall investigate and determine the root cause(s) of the variance.  If applicable, the IRO shall provide findings and recommendations to Tenet for any variance identified during the Chargemaster Review.  Tenet shall develop and implement a corrective action plan based on the IRO’s findings and recommendations for each variance.  The Chief Compliance Officer shall certify in each Annual Report that Tenet has implemented these corrective actions.

4.                                       Frequency of Reviews.  The Outlier Payments Reviews shall be performed annually beginning with the cost reporting periods ending December 31, 2006 and shall cover each of the cost reporting periods filed during the Reporting Periods.  The IRO shall perform all components of the Outlier Payments Reviews unless performed by Tenet’s Internal Audit Department as permitted in Section 7 of this Appendix.

5.                                       IRO Qualifications.  The IRO engaged by Tenet shall have expertise in hospital chargemasters, outlier payments, billing and reimbursement, and the general requirements of the Federal health care program(s) from which Tenet seeks reimbursement.

6.                                       Outlier Payments Review Report.  The IRO shall prepare a report based upon the Outlier Payments Reviews performed for each Reporting Period (Outlier Payments Review Report).  Each report shall include a narrative description of the IRO’s findings, the total number of variances in the CCRs and/or Outlier Percentages identified in the Outlier Payments Reviews, a description of each identified variance, a description of the root cause(s) of the variance, and any corrective actions recommended by the IRO.  The IRO shall provide Tenet with a copy of the Outlier Payments Review Reports.

7.                                       Internal Option for Outlier Payment Percentage Review.  Tenet’s Internal Audit Department (IAD) may conduct the Outlier Payment Percentage Review in accordance with the requirements of Section 2 of this Appendix.  Tenet’s IAD shall prepare an Outlier Payments Review Report in accordance with Section 6 of this Appendix, and Tenet shall include these reports in each Annual Report.

APPENDIX B

DIAGNOSIS RELATED GROUPS CLAIMS REVIEW

The IRO shall conduct claims reviews to identify any Overpayments through an appraisal of inpatient discharges paid on the basis of DRGs by the Medicare program (hereinafter “DRG Claims Review”), except as provided in Section 7 of this Appendix.  The DRG Claims Review shall be conducted at 20% of Tenet’s hospitals for each Reporting Period.  For each Reporting Period, 10% of Tenet’s hospitals shall be reviewed for the twelve month period ending at the midpoint of the applicable Reporting Period (i.e., six months into the Reporting Period) and the remaining 10% of Tenet’s hospitals shall be reviewed for the twelve month period ending at the close of the Reporting Period.  Each DRG Claims Review shall include a Discovery Sample and, if necessary, a Full Sample for each Tenet hospital reviewed.  The review shall be performed as follows:

1.                                       Selection of Tenet Hospitals To Be Reviewed.  Within 60 days after the start of each Reporting Period, Tenet shall provide OIG with the following information for each Tenet hospital for the prior fiscal year:  (1) total dollar amount of Paid Claims for inpatient discharges paid on the basis of DRGs; and (2) the percentage of Medicare and Medicaid reimbursement received by the Tenet hospital compared to the hospital’s total revenue.  In addition, within 60 days after the start of each Reporting Period, the IRO shall provide OIG with its recommendations of the hospitals to be reviewed and the schedule of reviews for the Reporting Period.  Within 30 days after OIG receives the IRO’s recommendations, OIG will notify the IRO if the recommendations are unacceptable and provide the final list of hospitals to be reviewed and the schedule of reviews.  Absent notification from OIG that the recommendations are unacceptable, the IRO may proceed with the DRG Claims Review.

2.                                       Discovery Sample.  For each Tenet hospital selected to be reviewed, the IRO shall randomly select and review a sample of 50 Paid Claims for inpatient discharges paid on the basis of DRGs submitted by or on behalf of Tenet (Discovery Sample).  The Paid Claims shall be reviewed based on the supporting documentation available at Tenet’s office or under Tenet’s control and applicable billing and coding regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed.

If the Error Rate for the Discovery Sample for any hospital reviewed is less than 5%, no additional sampling is required nor is the Systems Review required for the applicable hospital.  (Note: The guidelines listed above do not imply that this is an acceptable error rate.  Accordingly, Tenet should, as appropriate, further analyze any errors identified in the Discovery Sample.  Tenet recognizes that OIG or other HHS component, in its discretion and as authorized by statute, regulation, or other appropriate authority may also analyze or review Paid Claims included, or errors identified, in the Discovery Sample or any other segment of the universe.)

If the Discovery Sample for any hospital reviewed indicates that the Error Rate is 5% or greater, the IRO shall perform a Full Sample and a Systems Review for the applicable hospital, as described below.

3.                                       Full Sample.  If necessary, as determined by procedures set forth above, the IRO shall select an additional sample of Paid Claims using commonly accepted sampling methods and in accordance with this Appendix.  The Full Sample shall be designed to: (i) estimate the actual Overpayment in the population with a 90% confidence level and with a maximum relative precision of 25% of the point estimate; and (ii) conform with CMS’s statistical sampling for overpayment estimation guidelines.  The Paid Claims shall be reviewed based on supporting documentation available at Tenet’s office or under Tenet’s control and applicable billing and coding regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed.  For purposes of calculating the size of the Full Sample, the Discovery Sample may serve as the probe sample, if statistically appropriate.  Additionally, Tenet may use the Items sampled as part of the Discovery Sample, and the corresponding findings for those 50 Items, as part of its Full Sample, if:  (i) statistically appropriate and (ii) Tenet selects the Full Sample Items using the seed number generated by the Discovery Sample.  OIG, in its sole discretion, may refer the findings of the Full Sample (and any related workpapers) received from Tenet to the appropriate Federal health care program payor, including the Medicare contractor (e.g., carrier, fiscal intermediary, or DMERC), for appropriate follow-up by that payor.

4.                                       Systems Review.  If the Discovery Sample for any hospital reviewed identifies an Error Rate of 5% or greater, the IRO shall also conduct a Systems Review for the applicable hospital.  Specifically, for each claim in the Discovery Sample and Full Sample that resulted in an Overpayment, the IRO shall perform a “walk through” of the system(s) and process(es), that generated the claim to identify any problems or weaknesses that may have resulted in the identified Overpayments.  The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the claim.

5.                                       Repayment of Identified Overpayments.  In accordance with Section III.H.1 of this Agreement, Tenet shall repay within 30 days any Overpayment(s) identified in the Discovery Sample or the Full Sample (if applicable), regardless of the Error Rate, to the appropriate payor and in accordance with payor refund policies.  Tenet shall make available to OIG any and all documentation that reflects the refund of the Overpayment(s) to the payor.

6.                                       Frequency of DRG Claims Review.  The DRG Claims Review shall be performed annually and shall cover full twelve month periods in accordance with the first paragraph of this Appendix.  The IRO(s) shall perform all components of each annual DRG Claims Review, except as provided by Section 7 of this Appendix.

7.                                       Internal DRG Claims Review Option.  Tenet’s Coding Compliance Department (CCD) may conduct the Discovery Samples for half of the Tenet hospitals selected to be reviewed, which hospitals shall be determined in accordance with Section 1 of this Appendix.  Tenet’s CCD shall conduct the Discovery Samples in accordance with the requirements of Section 2 of this Appendix.  Tenet’s CCD shall prepare a DRG Claims Review Report in accordance with Section 8 of this Appendix, and Tenet shall include these reports in each Annual Report.  If the Discovery Sample Error Rate at any Tenet hospital is 5% or greater, the IRO shall conduct a Full Sample and a Systems Review at the applicable hospital in accordance with Sections 3 and 4 of this Appendix.  Following the OIG’s review of Tenet’s Second Annual Report, Tenet may request the OIG to permit Tenet’s CCD to perform a greater percentage of the Discovery Samples.  However, the decision to allow Tenet’s CCD to perform a greater percentage of the Discovery Samples shall be within the sole discretion of the OIG.

8.                                       DRG Claims Review Report.  The IRO shall prepare a report based upon the DRG Claims Review performed (DRG Claims Review Report).  The following information shall be included in the DRG Claims Review Report for each Discovery Sample and Full Sample:

a.                                       DRG Claims Review Methodology.

(i)                                     Sampling Unit.  A description of the Item as that term is utilized for the DRG Claims Review.

(ii)                                  Claims Review Population.  A description of the Population subject to the DRG Claims Review.

(iii)                               Claims Review Objective.  A clear statement of the objective intended to be achieved by the DRG Claims Review.

(iv)                              Sampling Frame.  A description of the sampling frame, which is the totality of Items from which the Discovery Sample and, if any, Full Sample has been selected and an explanation of the methodology used to identify the sampling frame.  In most circumstances, the sampling frame will be identical to the Population.

(v)                                 Source of Data.  A description of the specific documentation relied upon by the IRO when performing the DRG Claims Review (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies (including title and policy number), CMS program memoranda (including title and issuance number), Medicare carrier or intermediary manual or bulletins (including issue and date), other policies, regulations, or directives).

(vi)                              Review Protocol.  A narrative description of how the Claims Review was conducted and what was evaluated.

b.                                      Statistical Sampling Documentation.

(i)                                     The number of Items appraised in the Discovery Sample and, if applicable, in the Full Sample.

(ii)                                  A copy of the printout of the random numbers generated by the “Random Numbers” function of the statistical sampling software used by the IRO.

(iii)                               A copy of the statistical software printout(s) estimating how many Items are to be included in the Full Sample, if applicable.

(iv)                              A description or identification of the statistical sampling software package used to select the sample and determine the Full Sample size, if applicable.

c.                                       DRG Claims Review Findings.

(i)                                     Narrative Results.

(a)                                  A description of Tenet’s billing and coding system(s), including the identification, by position description, of the personnel involved in coding and billing.

(b)                                 A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.) regarding the DRG Claims Review, including the results of the Discovery Sample, and the results of the Full Sample (if any).

(ii)                                  Quantitative Results.

(a)                                  Total number and percentage of instances in which the IRO determined that the Paid Claims submitted by Tenet (Claim Submitted) differed from what should have been the correct claim (Correct Claim), regardless of the effect on the payment.

(b)                                 Total number and percentage of instances in which the Claim Submitted differed from the Correct Claim and in which such difference resulted in an Overpayment to Tenet.

(c)                                  Total dollar amount of all Overpayments in the sample.

(d)                                 Total dollar amount of paid Items included in the sample and the net Overpayment associated with the sample.

(e)                                  Error Rate in the sample.

(f)                                    A spreadsheet of the DRG Claims Review results that includes the following information for each Paid Claim appraised: Federal health care program billed, beneficiary health insurance claim number, date of service, procedure code submitted, procedure code reimbursed, allowed amount reimbursed by payor, correct procedure code (as determined by the IRO), correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount.  (See Appendix B-l of the CIA)

d.                                      Systems Review.  Observations, findings, and recommendations on possible improvements to the system(s) and process(es) that generated the Overpayment(s).

e.                                       Credentials.  The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the DRG Claims Review; and (2) performed the DRG Claims Review.

9.                                       Definitions and Other Requirements.  For the purposes of the DRG Claims Review, the following definitions shall be used:

a.                                       Overpayment:  The amount of money Tenet has received in excess of the amount due and payable under any Federal health care program requirements.

b.                                      Item:  Any discrete unit that can be sampled (e.g., code, line item, beneficiary, patient encounter, etc.).

c.                                       Paid Claim:  A code or line item submitted by Tenet and for which Tenet has received reimbursement on the basis of DRGs from the Medicare program.

d.                                      Population:  For the first Reporting Period, the Population shall be defined as all Items for which a code or line item has been submitted by or on behalf of Tenet and for which Tenet has received reimbursement from Medicare (i.e., Paid Claim) during the 12-month period covered by the first DRG Claims Review.  For the remaining Reporting Periods, the Population shall be defined as all Items for which Tenet has received reimbursement from Medicare (i.e., Paid Claim) during the 12-month period covered by the DRG Claims Review.  To be included in the Population, an Item must have resulted in at least one Paid Claim.

e.                                       Error Rate:  The Error Rate shall be the percentage of net Overpayments identified in the sample.  The net Overpayments shall be calculated by subtracting all underpayments identified in the sample from all gross Overpayments identified in the sample.  (Note: Any potential cost settlements or other supplemental payments should not be included in the net Overpayment calculation.  Rather, only underpayments identified as part of the Discovery Sample shall be included as part of the net Overpayment calculation.)  The Error Rate is calculated by dividing the net Overpayment identified in the sample by the total dollar amount associated with the Items in the sample.

f.                                         Paid Claims without Supporting Documentation.  For the purpose of appraising Items included in the DRG Claims Review, any Paid Claim for which Tenet cannot produce documentation sufficient to support the Paid Claim shall be considered an error and the total reimbursement received by Tenet for such Paid Claim shall be deemed an Overpayment.  Replacement sampling for Paid Claims with missing documentation is not permitted.

g.                                      Replacement Sampling.  Considering the Population shall consist only of Paid Claims and that Items with missing documentation cannot be replaced, there is no need to utilize alternate or replacement sampling units.

h.                                      Use of First Samples Drawn.  For the purposes of all samples (Discovery Samples and Full Samples) discussed in this Appendix, the Paid Claims associated with the Items selected in each first sample (or first sample for each strata, if applicable) shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with the Discovery Sample or Full Sample).

APPENDIX B-1

CLAIM REVIEW RESULTS

Federal Health Care Program Billed	Bene HIC #	Date of Service	DRG Code Submitted	DRG Code Reimbursed	Allowed Amount Reimbursed	Correct DRG Code (IRO determined)	Correct Allowed Amt Reimbursed (IRO determined)	Dollar Difference between Amt Reimbursed and Correct Allowed Amt

APPENDIX C

UNALLOWABLE COST REVIEW

The IRO shall conduct a review of Tenet’s compliance with the unallowable cost provisions of the Settlement Agreement (hereinafter “Unallowable Cost Review”) as follows:

1.                                       Unallowable Cost Review.  The IRO shall determine whether Tenet has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program.  This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Tenet or any affiliates.  To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such adjustments were proper.  In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

2.                                       Frequency of Unallowable Cost Review.  The IRO shall perform the Unallowable Cost Review for the first Reporting Period.  The IRO shall perform all components of the Unallowable Cost Review.

3.                                       IRO Qualifications.  The IRO engaged by Tenet shall have expertise in billing and reimbursement and in the general requirements of the Federal health care program(s) from which Tenet seeks reimbursement.

4.                                       Unallowable Cost Review Report.  The IRO shall prepare a report based upon the Unallowable Cost Review performed.  The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Costs Review and whether Tenet has complied with its obligation not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.

APPENDIX D

FOCUS ARRANGEMENTS REVIEWS

The IRO shall perform reviews to assess Tenet’s compliance with the Arrangements Policies and Procedures required by Section III.B.2.b of this CIA (hereinafter “Focus Arrangements Reviews”).  The IRO shall conduct this review at 20% of Tenet’s hospitals for each Reporting Period.  For each Reporting Period, 10% of Tenet’s hospitals shall be reviewed for the twelve month period ending at the midpoint of the applicable Reporting Period (i.e., six months into the Reporting Period) and the remaining 10% of Tenet’s hospitals shall be reviewed for the twelve month period ending at the close of the Reporting Period.  The review shall be performed as follows:

1.                                       Selection of Tenet Hospitals To Be Reviewed.  Within 60 days after the start of each Reporting Period, the IRO shall provide OIG with its recommendations of the hospitals to be reviewed and the schedule of reviews for the Reporting Period.  Within 30 days after OIG receives the IRO’s recommendations, OIG will notify the IRO if the recommendations are unacceptable and provide the final list of hospitals to be reviewed and the schedule of reviews.  Absent notification from OIG that the recommendations are unacceptable, the IRO may proceed with the Focus Arrangements Review.

2.                                       Focus Arrangements Review.  The IRO shall randomly select a sample of 40 Focus Arrangements at each Tenet hospital to be reviewed.  The IRO shall assess whether Tenet has implemented the Arrangements Policies and Procedures and, for each selected Focus Arrangement, the IRO shall assess whether Tenet has complied with the Arrangements Policies and Procedures with respect to that Focus Arrangement.  The IRO’s assessment shall include, but is not limited to (a) verifying that the Focus Arrangement is listed in the Focus Arrangements Database; (b) verifying that the Focus Arrangement was subject to the internal review and approval process (including both a legal and business review) and obtained the necessary approvals and that such review and approval is appropriately documented; (c) verifying that the remuneration related to the Focus Arrangement is properly tracked; (d) verifying that any required service and activity logs are properly completed and reviewed; (e) verifying that leased space, medical supplies, medical devices, and equipment, and other patient care items, if provided to a physician, are monitored; (f) verifying that the Hospital Compliance Officer is reviewing the Focus Arrangements Database, internal review and approval process, and other Arrangements Policies and Procedures on a quarterly basis and reporting the results of such review to the Hospital Compliance Committee, the Regional Compliance Officer, and the Chief Compliance Officer (if necessary); (g) verifying that corrective action is being implemented when violations of the Anti-Kickback Statute and Stark Law are discovered; and (h) verifying that Tenet’s agreements include incorporate the requirements of Section III.B.2.b of the CIA.

3.                                       Frequency of Focus Arrangements Review.  The Focus Arrangements Reviews shall be performed annually and shall cover full twelve month periods in accordance with the first paragraph of this Appendix.  The IRO shall perform all components of the Focus Arrangements Reviews.

4.                                       IRO Qualifications.  The IRO engaged by Tenet shall have expertise in the Anti-Kickback Statute, the Stark Law, and the general requirements of the Federal health care program(s) from which Tenet seeks reimbursement.

5.                                       Focus Arrangements Review Report.  The IRO shall prepare a report based upon the Focus Arrangements Reviews performed (Focus Arrangements Review Report).  The Focus Arrangements Review Report shall include the IRO’s findings with respect to whether Tenet has implemented the Arrangements Policies and Procedures described in Section III.B.2.b of the CIA.  In addition, the Focus Arrangements Review Report shall include any observations, findings and recommendations on possible improvements to Tenet’s policies, procedures, and systems in place to ensure that the Arrangements at Tenet hospitals do not violate the Anti-Kickback Statute and Stark Law.

APPENDIX E

CLINICAL QUALITY SYSTEMS REVIEW

The IRO shall perform a Clinical Quality Systems Review to assess the effectiveness, reliability, and thoroughness of Tenet’s quality management infrastructure and systems throughout Tenet.  The Clinical Quality Systems Review will be undertaken at all relevant levels of the organization, including but not limited to corporate offices, regional offices, and individual hospitals.  The Clinical Quality Systems Review will include site visits at 10% of Tenet’s hospitals for each Reporting Period.  The review shall be performed as follows:

1.                                       Selection of Tenet Hospitals To Be Reviewed.  Within 60 days after the start of each Reporting Period, the IRO shall provide OIG with its recommendations of the hospitals to be reviewed and the schedule of reviews for the Reporting Period.  Within 30 days after OIG receives the IRO’s recommendations, OIG will notify the IRO if the recommendations are unacceptable and provide a final list of hospitals to be reviewed and the schedule of reviews.  Absent notification from OIG that the recommendations are unacceptable, the IRO may proceed with the Clinical Quality Systems Review.

2.                                       Clinical Quality Systems Review.  The IRO shall assess Tenet’s compliance with its Clinical Quality policies and procedures described in Section III.B.2.c, the Medicare Conditions of Participation and other standards designed to ensure that the delivery of patient care items or services at Tenet hospitals meet professionally recognized standards of health care and are reasonable and appropriate to the needs of Federal health care program beneficiaries.  The IRO shall assess, among other things, the following:

a.                                       Tenet’s quality management infrastructure at all corporate levels, including, but not limited to, an assessment of:

(i)                          whether Tenet is carrying out its functions to review, analyze, and address quality of care issues;

(ii)                       whether systems are in place to sufficiently promote and respond to quality of care issues;

(iii)                    whether systems are operating in a timely and effective manner; and

(iv)                   whether communication systems are effective, and results of decisions are transmitted to the proper individuals in a timely fashion.

b.                                      Tenet’s response at all corporate levels to quality of care issues, which shall include an assessment of:

(i)                          Tenet’s ability to identify the problem;

(ii)                       Tenet’s ability to determine the scope of the problem (e.g., systemic or isolated);

(iii)                    Tenet’s ability to create a corrective action plan to respond to the problem;

(iv)                   Tenet’s ability to execute the corrective action plan; and

(v)                        Tenet’s ability to evaluate whether the assessment, corrective action plan, and execution of that plan were effective, reliable, and thorough and maintained.

c.                                       The accuracy of Tenet’s internal reports, data and assessments that are required by the Clinical Quality Policies and Procedures.

d.                                      The extent to which Tenet’s Comprehensive Clinical Audits and other reviews are occurring to identify and address quality management issues at Tenet hospitals.

e.                                       Tenet’s compliance with the clinical quality training, Clinical Quality Policies and Procedures, and performance standards and bonuses requirements of Section III of the CIA.

3.                                       Frequency of Clinical Quality Systems Review.  The IRO shall perform the Clinical Quality Systems Review for each Reporting Period of the CIA.  The IRO shall perform all components of the Clinical Quality Systems Reviews.

4.                                       IRO Qualifications.  The IRO engaged by Tenet shall have expertise in evaluating clinical quality management in the acute care setting.

5.                                       Clinical Quality Systems Review Report.  The IRO shall prepare a report based upon the Clinical Quality Systems Review performed (Clinical Quality Systems Review Report).  The Clinical Quality Systems Review Report shall include (a) the IRO’s findings with respect to the effectiveness, reliability, and thoroughness of Tenet’s quality management infrastructure and systems throughout the organization, and specifically, with respect to the specific facilities visited, and (b) the IRO’s specific findings as to whether Tenet has complied with all applicable Clinical Quality provisions of the CIA.  In addition, the Clinical Quality Systems Review Report shall include any observations, findings and recommendations on possible improvements to Tenet’s clinical quality policies, procedures, and systems.

ATTACHMENT 1

FOCUS ARRANGEMENTS DATABASE

Tenet shall create and maintain a Focus Arrangements Database to track all new and existing Focus Arrangements in order to ensure that each Focus Arrangement does not violate the Anti-Kickback Statute or Stark Law.  The Focus Arrangements Database shall contain certain information as appropriate to assist Tenet in evaluating whether each Focus Arrangement violates the Anti-Kickback Statute or Stark Law, including but not limited to the following:

1.                                       Each party involved in the Focus Arrangement;

2.                                       The type of Focus Arrangement (e.g., physician employment contract, medical directorship, lease agreement);

3.                                       The term of the Focus Arrangement, including the effective and expiration dates and any automatic renewal provisions;

4.                                       The amount of compensation to be paid pursuant to the Focus Arrangement and the means by which compensation is paid;

5.                                       The methodology for determining the compensation under the Focus Arrangements, including the methodology used to determine the fair market value of such compensation;

6.                                       Whether the amount of compensation to be paid pursuant to the Focus Arrangement is determined based on the volume or value of referrals between the parties;

7.                                       Whether the written agreement for the Focus Arrangement complies with the requirements of Sections III.B.2.b(viii), (ix), and (x) of the CIA; and

8.                                       Whether the Focus Arrangement satisfies the requirements of an Anti-Kickback Statute safe harbor and/or a Stark Law exception or safe harbor, as applicable.

ATTACHMENT 2

OVERPAYMENT REFUND

TO BE COMPLETED BY MEDICARE CONTRACTOR

Date:
Contractor Deposit Control #		Date of Deposit:
Contractor Contact Name:		Phone #
Contractor Address:
Contractor Fax:

TO BE COMPLETED BY PROVIDER/PHYSICIAN/SUPPLIER

Please complete and forward to Medicare Contractor. This form, or a similar document containing the following information, should accompany every voluntary refund so that receipt of check is properly recorded and applied.

PROVIDER/PHYSICIAN/SUPPLIER NAME
ADDRESS
PROVIDER/PHYSICIAN/SUPPLIER #		CHECK NUMBER #
CONTACT PERSON:	PHONE #
AMOUNT OF CHECK $	CHECK DATE

REFUND INFORMATION

For each Claim, provide the following:
Patient Name	HIC #

Medicare Claim Number	Claim Amount Refunded	$

Reason Code for Claim Adjustment:	(Select reason code from list below. Use one reason per claim)

(Please list all claim numbers involved. Attach separate sheet, if necessary)

Note:	If Specific Patient/HIC/Claim #/Claim Amount data not available for all claims due to Statistical Sampling, please indicate methodology and formula used to determine amount and reason for overpayment:

For Institutional Facilities Only:
Cost Report Year(s)
(If multiple cost report years are involved, provide a breakdown by amount and corresponding cost report year.)

For OIG Reporting Requirements:
Do you have a Corporate Integrity Agreement with OIG?	Yes	No

Reason Codes:
Billing/Clerical Error	MSP/Other Payer Involvement	Miscellaneous
01 — Corrected Date of Service	08 — MSP Group Health Plan
02 — Duplicate	Insurance	13 — Insufficient Documentation
03 — Corrected CPT Code	09 — MSP No Fault Insurance	14 — Patient Enrolled in an HMO
04 — Not Our Patient(s)	10 — MSP Liability Insurance	15 — Services Not Rendered
05 — Modifier Added/Removed	11 — MSP, Workers Comp.	16 — Medical Necessity
06 — Billed in Error	(Including Black Lung)	17 — Other (Please Specify)
07 — Corrected CPT Code	12 — Veterans Administration